Exhibit 5.1


May 26, 2004

IQ Biometrix, Inc.
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538

         RE: Registration Statement On Form S-8


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8, filed by IQ Biometrix, Inc., a Delaware Corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, of up to 2,870,429 shares of the Company's Common Stock (the "Shares"). The Shares may be issued pursuant to the terms, provisions and conditions of the Stock Option Agreements between IQ Biometrix, Inc. and the optionees identified therein. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

         Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable under the laws of the State of Delaware.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

                                           Very truly yours,

                                           THE CRONE LAW GROUP